EXHIBIT 4.3

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

     THIS AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this “Amendment”), is dated as of November 19, 2002, between ChevronTexaco Corporation (the “Corporation”), and Mellon Investor Services LLC (the “Rights Agent”).

     WHEREAS, the Corporation and the Rights Agent are parties to a Rights Agreement dated as of November 23, 1998, as amended by Amendment No. 1 thereto, dated as of October 15, 2000 (the “Rights Agreement”); and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Corporation and the Rights Agent desire to further amend the Rights Agreement as set forth below;

     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1.	Amendment of Section 7.

(a)	Section 7(a) of the Rights Agreement is amended by deleting clause (ii) thereof and replacing it with the following:

"(ii) the Close of Business on November 23, 2003 (the “Final Expiration Date”), or”

2.	Effectiveness.

This Amendment shall be deemed effective as of November 19, 2002 as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

3.	Miscellaneous.

This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

CHEVRONTEXACO CORPORATION

By:	/s/ LYDIA I. BEEBE
Secretary

MELLON INVESTOR SERVICES LLC

By:	/s/ SHARON MAGIDSON
Vice-President